Exhibit (11)(a)

December 19, 2012

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Re:	Financial Investors Trust, a Delaware statutory trust (the “Trust”)

Pre-Effective Amendment No. 1 to Registration Statement on Form N-14

filed with the Securities and Exchange Commission on December 19, 2012

(the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to the Trust, and are providing this opinion in connection with pre-effective amendment no. 1 to the registration statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the shares (the “Shares”) of the Trust representing interests in the Stonebridge Small-Cap Growth Fund (the “Fund”) to be issued pursuant to the certain Agreements and Plans of Reorganization by and among the Trust, on behalf of the Fund, Stonebridge Funds Trust, on behalf of the Stonebridge Small-Cap Growth Fund and the Stonebridge Institutional Small-Cap Growth Fund, and Stonebridge Capital Management, Inc. (the “Reorganization Agreements”) included as an exhibit to the Registration Statement.

In such connection, we have examined the Registration Statement, the Certificate of Trust, the Declaration of Trust, and the Bylaws of the Trust, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

Financial Investors Trust

December 19, 2012

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Registration Statement, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP